Exhibit 99.3

WEBMD HEALTH CORP.

FINANCIAL GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2017

(In millions, except per share amounts)

	Guidance Range
Revenue
Advertising and sponsorship
Biopharma and medical device	$437.0	$450.0
OTC, CPG and other	143.0	148.0

	580.0	598.0
Health services	99.0	100.0
Information services	31.0	32.0

	$710.0	$730.0

Net income	$89.0	$98.0

Interest, taxes, non-cash and other items (a)
Interest expense, net	21.0	21.0
Income tax provision (d)	53.7	59.7
Depreciation and amortization	32.0	30.0
Non-cash stock-based compensation	37.0	34.0
Other expense	0.3	0.3

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (b)	$233.0	$243.0

Income per share:
Basic	$2.41	$2.61

Diluted (c)	$1.97	$2.10

Calculation of income per share:
Net income (numerator for basic income per share)	$89.0	$98.0
Add-back of interest expense, net of tax, related to:
1.50% convertible notes	3.5	3.5
2.50% convertible notes	7.3	7.3
2.625% convertible notes	6.7	6.7

Numerator for diluted income per share	$106.5	$115.5

Weighted average shares outstanding (denominator for basic income per share)	37.0	37.5
Stock options and restricted stock	1.0	1.5
Weighted average shares issuable upon conversion of:
1.50% convertible notes	5.7	5.7
2.50% convertible notes	6.2	6.2
2.625% convertible notes	4.2	4.2

Denominator for diluted income per share	54.1	55.1

(a)	Reconciliation of net income to Adjusted EBITDA.
(b)	See Annex A—Explanation of Non-GAAP Financial Measures.
(c)	See Supplemental 2017 Guidance for Income Per Share Calculation below.
(d)	The income tax provision included in the 2017 financial guidance excludes any adjustments for excess tax benefits, except for actual activity for the year-to-date period ended March 31, 2017, because such adjustments will be based on actual exercise or settlement activity of stock-based awards in future periods, which cannot be estimated at this time.

Additional information regarding forecast for the quarter ending June 30, 2017:

•	Revenue is forecasted to be between $170 million to $173 million.

•	Revenue distribution is forecasted to be: approximately 62.5% from Advertising and sponsorship—Biopharma and medical device; 19% from Advertising and sponsorship—OTC, CPG and other; 14% from Health services; and 4.5% from Information services.

•	Net income is forecasted to be between $16.9 million to $18.5 million.

•	Adjusted EBITDA is forecasted to be between $49 million to $51 million.

•	In calculating Adjusted EBITDA, the Company excluded the following expense items that are included in the calculation of Net Income: interest expense, net of $5.2 million; depreciation and amortization of $7.6 to $7.4 million; non-cash stock-based compensation of $9.0 to $8.6 million; and income tax provision of $10.3 to $11.3 million. See Annex A—Explanation of Non-GAAP Financial Measures.

The above guidance does not include the impact if any, of future deployment of capital for items such as share repurchases, convertible note repurchases or acquisitions, gains or losses from discontinued operations, other non-recurring, one-time or unusual items or the impact, if any, of the Board of Directors’ review of potential strategic alternatives.

WEBMD HEALTH CORP.

SUPPLEMENTAL 2017 GUIDANCE FOR INCOME PER SHARE CALCULATION

Based on the Company’s Financial Guidance for the Year Ending December 31, 2017, the 1.50% convertible notes, the 2.50% convertible notes and the 2.625% convertible notes are expected to be dilutive to net income on both the low end and high end of the full year guidance range. Additionally, the 1.50% convertible notes, the 2.50% convertible notes and the 2.625% convertible notes may be dilutive in certain future quarters, depending on the amount of net income for such quarter. The following table contains the approximate level of net income for an individual future quarter and for the full year 2017 at which each of the series of convertible notes would become dilutive to income per share. To the extent this net income is exceeded for any such period, the table also includes the amounts by which the numerator and denominator should each be adjusted for purposes of the diluted income per share calculation.

	Quarterly Amounts			Annual Amounts
All amounts in millions	1.50% Convertible Notes	2.50% Convertible Notes	2.625% Convertible Notes	1.50% Convertible Notes	2.50% Convertible Notes	2.625% Convertible Notes

Approximate net income at which convertible notes become dilutive (a)	$5.8	$11.9	$17.5	$23.3	$47.7	$69.8

Interest expense, net of tax to add-back to net income (numerator)	$0.9	$1.8	$1.7	$3.5	$7.3	$6.7

Additional shares to include in weighted-average diluted share count (denominator)	5.7	6.2	4.2	5.7	6.2	4.2

(a)	These net income amounts assume a weighted-average diluted share count of 38.0 million shares attributable to common shares, stock options and restricted stock (prior to the effect of convertible notes) and are subject to change as such weighted-average share count changes for a given quarter or annual period.